UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2008

Naturade, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-71606-A	23-2442709
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2099 S. College Blvd., Suite 210, Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 860-7600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 8 - Other Events

Item 8.01 Other Events - 6 to 1 Reverse Stock Split

The Company announced today that the Company’s Board of Directors has approved a change to the effective date for determining shareholders of record regarding its previously announced 6 to 1 reverse stock split to better align with the closing of the recently announced Memorandum of Understanding to purchase the assets of Redux Holdings, Inc. (OTCPK: RDXH). The reverse stock split will remain 6 to 1 and the exchange will remain a mandatory exchange payable upon surrender.

The effective date to determine shareholders of record was originally scheduled for March 14, 2008, although the stock has continued to trade on a prereverse stock split basis, due to technical difficulties in effecting the reverse stock split. The effective date will be moved to a future date to reduce expenses and confusion. Rather than complete the 6 to 1 reverse stock split immediately, followed by the subsequent acquisition of the Redux Holdings, Inc. (“Redux”) assets and subsidiaries, Naturade will combine the effective date of the reverse stock split to occur in conjunction with the closing of the transaction between Naturade and Redux, subject to regulatory approval. The change will result in lower costs to both companies as the process will be simplified from two separate steps into a single transaction and will reduce confusion by avoiding the need to change CUSIP numbers twice.

The new effective date for determining shareholders of record is expected to be the close of business on Friday, April 25, 2008; however the Company will confirm the actual date by press release and a filing with the SEC (“Revised Effective Date”). Naturade will continue to trade on a pre-split basis under its current trading symbol until the close of trading on the Revised Effective Date. On the first business day following the Revised Effective Date, it is expected that the stock will begin trading under a new symbol to be assigned by NASDAQ.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Naturade, Inc. (Registrant)

Date: March 26, 2008	By:	/s/ Adam Michelin
Adam Michelin,
Chief Executive Officer